EXHIBIT INDEX

Exhibit 4.1    Deferred Annuity Contract for non-qualified contracts (31043)

Exhibit 4.2    Deferred Annuity Contract for tax qualified contracts (31044)

Exhibit 4.3    Deferred Annuity Contract for IRA contracts (31045-IRA)

Exhibit 4.4    Deferred Annuity Contract for non-qualified contracts (31046)

Exhibit 4.5    Deferred Annuity Contract for tax qualified contracts (31047)

Exhibit 4.6    Deferred Annuity Contract for IRA contracts (31048-IRA)